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                             BELL, BOYD & LLOYD LLC
                           Three First National Plaza
                       70 West Madison Street, Suite 3300
                             Chicago, Illinois 60602

                                  312 372-1121
                                Fax: 312 372-2098



                                January 29, 2001



State Farm Associates' Funds Trust
One State Farm Plaza
Bloomington, IL 61710-0001

Ladies and Gentlemen:

     We have acted as counsel for State Farm Associates' Funds Trust (the "Trust"), a business trust organized under the laws of the State of Delaware, in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest, all without par value in the State Farm Growth Fund, State Farm Balanced Fund, State Farm Interim Fund, and State Farm Municipal Bond Fund of the Trust (the "shares"), pursuant to post-effective amendment number 44 to the Form N-1A registration statement of State Farm Growth Fund, Inc. ("Growth Fund") to which the Trust will succeed upon consummation of the reorganization of the Growth Fund, State Farm Balanced Fund, Inc., State Farm Interim Fund, Inc. and State Farm Municipal Bond Fund, with and into the Trust (the "registration statement"). In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the certificate of trust, declaration of trust and bylaws of the Trust, resolutions of the sole trustee of the Trust, and the registration statement. For purposes of this opinion we have assumed that, upon sale of the shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of the shares.

     Based upon the foregoing examination, we are of the opinion that the shares, when issued and sold in the manner described in the registration statement, will be legally issued, fully paid and nonassessable by the Fund.

     In giving this opinion we have relied upon the opinion of Sutherland, Asbill & Brennan LLP, special Delaware counsel to the Trust, dated January 26, 2001, and have assumed that the number of shares issued at any time will not exceed the total number of shares authorized to be issued by the Trust's declaration of trust.

     The Trust is an entity of the type commonly known as a "Delaware business trust." Under Delaware law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the declaration of trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or other undertaking issued by or on behalf of the Trust. The declaration of trust provides for indemnification for all loss and expense of any shareholder of the Trust held personally liable for obligations of the Trust. Thus the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.


                                  Very truly yours,

                                  /s/ Bell, Boyd & Lloyd LLC